Execution Version

FIRST AMENDMENT TO

ASSIGNMENT AGREEMENT

This FIRST AMENDMENT to ASSIGNMENT Agreement (this “Amendment”), dated as of January 3, 2017, is entered into by and among THE PRUDENTIAL INSURANCE COMPANY OF AMERICA (“PICA”), PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY (together with PICA, “Sellers”), MTBC ACQUISITION, CORP. (“Buyer”), and MEDICAL TRANSCRIPTION BILLING, CORP. (“Parent”).

RECITALS:

WHEREAS, Sellers, Buyer, and Parent are parties to that certain Assignment Agreement, dated October 3, 2016 (the “Agreement”; capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement);

WHEREAS, Buyer and Parent have requested certain amendments to the Agreement; and

WHEREAS, Sellers have agreed to such amendments in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, in consideration of the terms and conditions herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, hereby agree as follows:

1. Amendments to the Agreement.

(a) Subpart (b) of the first sentence in Section 1 of the Agreement is hereby deleted in its entirety and replaced in lieu thereof with the following:

(b) the balance of $5,000,000 (Five Million Dollars) shall be paid by Parent and Buyer as follows: (i) $3,000,000 (Three Million Dollars) shall be paid on or before January 23, 2017 (the “Second Payment”), and (ii) $2,000,000 (Two Million Dollars) shall be paid on or before May 15, 2017 (the “Final Payment” and together with the Second Payment, the “Post-Closing Payment”), in each case in immediately available federal funds to the accounts previously designated by Sellers. Beginning on January 3, 2017, interest shall accrue on the full outstanding amount of the Final Payment at the rate of eighteen percent (18%) per annum until the Final Payment is paid in full. On the first Business Day of each month, Parent and Buyer shall pay to Sellers all accrued and outstanding interest as of the date thereof. All interest hereunder shall be computed on the basis of a year of 360 days. For the avoidance of doubt, Parent and Buyer shall have the right to pay any portion of the Final Payment in advance of the deadline set forth above without incurring a prepayment penalty or additional interest (other than interest accrued on such amount through the date of payment).

(b) Section 7(k) of the Agreement is hereby deleted in its entirety and replaced in lieu thereof with the following:

k. Parent represents and acknowledges that if Parent or Buyer fail to pay any of the amounts set forth in Section 1 (including interest) by the deadlines set forth therein, for any reason, then information regarding such failure will constitute material information that Parent will be required to disclose to the public, promptly following the occurrence of any such failure (and in any event no later than four (4) business days following such failure), and Parent hereby agrees that it will make such disclosure.

2. Conditions Subsequent. Parent and Buyer shall deliver the following to Sellers on or before January 6, 2017 (the following documents are collectively referred to herein as the “Pledge Documents”): (a) a Pledge Agreement executed by Mahmud Haq (in form and substance satisfactory to Sellers in their sole discretion) pursuant to which Mahmud Haq shall unconditionally and irrevocably guaranty Parent’s and Buyer’s obligations under the Agreement and shall pledge to Sellers, as collateral for such guaranty, 3,125,000 shares of common stock of Parent (the “Haq Shares”); (b) a Securities Account Control Agreement executed by Mahmud Haq and the custodian of the account holding the Haq Shares (in form and substance satisfactory to Sellers in their sole discretion) granting Sellers control over the account holding the Haq Shares; and (c) any other documents and agreements requested by Sellers that are necessary, in Seller’s sole discretion, to grant Sellers a first-priority, perfected security interest in the Haq Shares. The effectiveness of the amendments set forth in Section 1 of this Amendment is conditioned upon Parent and Buyer satisfying the requirements of this Section 2 on or before January 6, 2017. Each Pledge Document shall provide that is effective only upon the payment of the Second Payment.

3. Release and Cooperation. To induce Sellers to enter into this Amendment and effective only upon the payment of the Second Payment, Buyer and Parent, on behalf of themselves and each of their subsidiaries and other affiliates and their respective officers, directors, managers, shareholders, members, partners, successors, and assigns (collectively, “Releasors”), hereby releases, waives, and forever discharges each of Sellers and their respective officers, directors, managers, shareholders, members, and affiliates and their respective heirs, beneficiaries, agents, advisors, representatives, successors, and assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, obligations, costs, expenses, rights, agreements, promises, damages, judgments, claims, and demands, of every kind and nature whatsoever to the extent existing on or before the date hereof, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty, or equity, which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever arising out of or relating to the transactions contemplated by the Agreement. Parent and Buyer shall cooperate in good faith with Sellers in connection with any matters (including litigation) arising from the Agreement or the Strict Foreclosure Agreement or otherwise related to the Company or Millennium.

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4. Miscellaneous. Sellers, Buyer, and Parent hereby confirm that the Agreement is in full force and effect according to its terms, as such terms are amended by this Amendment. All matters relating to the interpretation, construction, validity and enforcement of this Amendment shall be governed by and construed in accordance with the laws governing the Agreement in the manner set forth in the Agreement. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto. This Amendment may be executed in multiple counterparts, each of which when taken together, shall constitute one and the same instrument. Facsimile and PDF signatures shall be deemed originals.

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Assignment Agreement to be executed as of the date first above written.

SELLERS:

The Prudential Insurance Company of America

By:	/s/ Paul Procyk
Paul Procyk
Vice President

Prudential Retirement Insurance and Annuity Company

By: PGIM, Inc., as investment manager

By:	/s/ Paul Procyk
Paul Procyk
Vice President

Signature Page to First Amendment to Assignment Agreement

BUYER:

MTBC Acquisition, Corp.

By:	/s/ Mahmud Haq
Name:	Mahmud Haq
Title:	CEO

PARENT:

MEDICAL TRANSCRIPTION BILLING, CORP.

By:	/s/ Stephen Snyder
Name:	Stephen A. Snyder
Title:	President

Signature Page to First Amendment to Assignment Agreement